PLS CPA, A PROFESSIONAL CORPORATION
t 4725 MERCURY STREET, # 210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

October 16, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Insulcrete, Inc. of our report dated October 16, 2013, with respect to the balance sheets as of December 31, 2012 and 2011, and the related statements of income, cash flows, and shareholders' deficit for the fiscal years period ended December 31, 2012 and 2011, which appears on Form 10-K of Insulcrete, Inc.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board